Exhibit 10.3
CONSENT AND WAIVER
April 4, 2007
Deutsche Bank, AG
London Branch
c/o Deutsche Bank AG
31 West 52nd Street
New York, New York 10019
Attn: Nick Brumm
        Tracy Fu
Ladies and Gentlemen:
Reference is made to that certain Convertible Note, dated as of June 4, 2003, as amended as of June 13, 2003 (the “Note”) issued by MRV Communications, Inc. (the “Company”) in favor of Deutsche Bank, AG London Branch (the “Lender”) pursuant to a Securities Purchase Agreement dated June 4, 2003 (the “Agreement”).
The purpose of this letter is to inform you that the Company is currently engaged in an acquisition transaction which may impact certain covenants in the Note. As publicly announced, on January 26, 2007, the Company and its newly-formed, wholly-owned subsidiaries, Lighthouse Transition Corporation and Lighthouse Acquisition Corporation (“LAC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fiberxon, Inc., a privately-held Delaware corporation (“Fiberxon”), under which the Company agreed to acquire Fiberxon. The closing of the Fiberxon acquisition is subject to the satisfaction of various conditions precedent, including completion of an audit of Fiberxon’s financial statements for fiscal years 2006, 2005 and 2004, and obtaining necessary governmental and third-party approvals and consents in the U.S. and China as well as other customary closing conditions. Assuming the transaction closes as expected, through mergers of Fiberxon with the Company’s wholly owned subsidiaries (the “Mergers”), LAC will succeed to Fiberxon’s name, business, properties and assets and will assume its obligations and will remain a wholly-owned subsidiary of the Company. Following the closing of the acquisition, the Company intends to contribute the capital stock of Fiberxon to Luminent, Inc. (“Luminent”), a wholly-owned subsidiary of the Company, or otherwise combine Fiberxon’s business with Luminent’s business.
Pursuant to the Merger Agreement, the total consideration payable to the holders of Fiberxon’s capital stock is approximately $130,896,170. The merger consideration consists of 21,188,630 shares of the Company’s common stock (including the assumption of shares underlying the outstanding Fiberxon stock options), an amount of cash equal to approximately $17,396,170, and an amount equal to approximately $31,500,000 of deferred consideration payment. The number of shares of the Company’s common stock to be issued is fixed; the calculation of the shares to be issued was initially determined based on a price of $3.87 per share, however the option exchange ratio to be used in the assumption of the Fiberxon options will depend on the price of the Company’s common stock just prior to and at the time of closing. The aggregate deferred consideration payment may be (i) increased in the event that the portion of the proceeds of the proposed initial public offering of Luminent (the “Luminent IPO”) apportioned to the Fiberxon stockholders is more than $31,500,000, or (ii) decreased (a) by any successful claims made against the certain funds set aside to provide recourse to MRV for certain matters and any expenses incurred by the Stockholder’s Agent and (b) in the event the value of the portion of the proceeds of the Luminent IPO apportioned to the Fiberxon stockholders is less than $31,500,000.
In addition, in the interim period prior to closing of the transactions contemplated by the Merger Agreement, the Company is also taking actions to assist Fiberxon in procuring additional lines of credit. In doing so, the Company obtained a letter of credit in favor of one of Fiberxon’s existing banking creditors on March 29, 2007, and may obtain one or more additional letters of credit in favor of Fiberxon’s banking creditors, which may or may not require the Company to provide a deposit account or other security to the issuing bank. Attached is a copy of the Company’s Current Report on Form 8-K filed on April 3, 2007 with the U.S. Securities and Exchange Commission reporting this financing arrangement.
In accordance with the terms of Section 8(e) of the Agreement and Section 11 of the Note, the Company hereby requests, to the extent applicable:
•	a waiver from the terms set forth in Section 8 of the Note, including the Lender’s waiver and release of any Event of Default by the Company under Section 8, as a result of the incurrence of additional Indebtedness with respect to the Deferred Consideration Payment at the time of the closing of the Mergers, and as a result of any secured indebtedness resulting from the Company’s provision of a letter of credit or other guarantee in support of the issuance of one or more lines of credit of up to $5 million in the aggregate to Fiberxon; and

•	a waiver from the terms set forth in Section 2(e)(iv)(D) of the Note, including the Lender’s waiver and release of any Event of Default by the Company under Section 2(e)(iv)(D), as a result of any issuances of options at a per share exercise price lower than $2.32, if applicable at the time of the determination of the option exchange ratio and the assumption of the Fiberxon options upon closing of the Mergers.
Please indicate your agreement and written consent to the foregoing by signing this letter and returning the executed original to the undersigned at the address set forth above within three business days of receipt. Please also send a copy of the executed letter via facsimile to the undersigned at (818) 407-5656. Please note, the Company intends to file a Current Report on Form 8-K reporting the scope and effect of this waiver within four days of its receipt. Consistent with the requirements of Section 4(i) of the Agreement, the Company will provide you a copy of the Current Report prior to its filing.

If you have any further questions, please contact either the undersigned at (818) 773-0900 or Shoshannah D. Katz of Kirkpatrick & Lockhart Preston Gates Ellis LLP at (310) 552-5063.

Sincerely,

MRV COMMUNICATIONS, INC.

By:	/s/ Noam Lotan

Name: Noam Lotan
Title: Chief Executive Officer

cc:	Mark A. Klein
Shoshannah D. Katz

AGREED AND ACCEPTED:

DEUTSCHE BANK, AG LONDON BRANCH

By:	/s/ Sunil Hariani /s/ Andrea Leung

Title: Director Managing Director

4/17/07
Date